EXHIBIT 10.5

UNITED COMMUNITY BANKS, INC.
MANAGEMENT ANNUAL INCENTIVE PLAN
Effective as of January 1, 2007
1.	ESTABLISHMENT AND EFFECTIVE DATE OF PLAN
     United Community Banks, Inc. (the “Company”) hereby adopts the United Community Banks, Inc. Management Annual Incentive Plan (the “Plan”) for its executive officers and certain other executives and employees of the Company, its Subsidiaries and affiliates who are in management positions designated as eligible for participation by the Compensation Committee (the “Committee”) of the Board of Directors of the Company or its designee. The Plan shall be effective as of January 1, 2007 and shall remain in effect for an indefinite term, subject to the rights of amendment and termination in Section 13. Unless the Committee determines otherwise, payments shall only be made to the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) pursuant to the Plan after the Plan is approved by the stockholders of the Company.
2.	PURPOSE OF THE PLAN
     The purpose of the Plan is to further the growth and financial success of the Company by offering performance incentives to designated executives and other employees who have significant responsibility for such success.
3.	DEFINITIONS
(a)	“Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Company’s deferred compensation or welfare plans (whether qualified or non-qualified).

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Change in Control” shall have the meaning ascribed to such term in the United Community Banks, Inc. 2000 Key Employee Stock Option Plan.

(d)	“Chief Executive Officer” means the chief executive officer of the Company, unless otherwise specified.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

(g)	“Company” means United Community Banks, Inc., a Georgia corporation, and its successors.

(h)	“Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

(i)	“Maximum Award” means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

(j)	“Named Executive Officer” means for each calendar year the Chief Executive Officer and the four other most highly compensated executive officers whose compensation would be reportable in the “summary compensation table” in the Proxy Statement, if the report was prepared as of the last day of the calendar year.

(k)	“Operating Unit” means a business operating unit of the Company with respect to which separate performance goals may be established hereunder. An Operating Unit may consist of one or more Subsidiaries or affiliates of the Company, or an unincorporated business unit.

(l)	“Participant” means an employee of the Company, an Operating Unit or an affiliate who is designated by the Committee or its designee to participate in the Plan.

(m)	“Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject, where applicable, to ratification by the Board of Directors.

(n)	“Plan Year” means the twelve month period which is the same as the Company’s fiscal year. The initial Plan Year for the Plan shall be January 1, 2007 through December 31, 2007.

(o)	“Relative Performance” means the extent to which the Company, or designated Operating Unit, or both, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

(p)	“Subsidiary” means any corporation in an unbroken chain of corporations starting with the Company if each of the corporations in the chain (other than the last corporation) owns stock possessing 50% or more of the voting power of all classes of stock in one of the other corporations in such chain.

(q)	“Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

(r)	“Threshold Award” means the percentage of Base Annual Salary which corresponds to the minimum acceptable Relative Performance during the Plan Year.
4.	ADMINISTRATION OF THE PLAN
     The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) pursuant to Section 7. The Committee will have authority to adopt or to establish Plan Rules with respect to the following matters for each Plan Year, subject to the right of the Board of Directors to ratify such Plan Rules as provided in this Section 4:
(a)	the employees of the Company, its Operating Units and affiliates who are eligible to participate in the Plan;

(b)	the Target Award, Maximum Award (if any) and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

(c)	the performance targets and the qualitative measurement criteria to be used in determining the Company’s or an Operating Unit’s Relative Performance, which will include one or more of the following targets or measures, as determined by the Committee or its designee each year: net operating income or the growth in such net operating income; operating earnings per share or the growth in such operating earnings per share; annual growth in consolidated total revenue, loans and deposits; changes or increases in market share; earnings before taxes or the growth in such earnings; stock price or the growth in such price; return on equity, tangible equity, and assets or the growth on such returns; total shareholders’ return or the growth in such return; level of expenses or the reduction of expenses, overhead ratios or changes in such ratios, efficiency ratios or changes in such ratios; loan quality or the changes in the level of loan quality or changes in the ratios of net charge-offs to loans or non-performing assets to assets; customer satisfaction scores or changes in scores; and/or, economic value added or changes in such value added; and

(d)	the time or times, the form of payment, and the conditions subject to which any Incentive Award may become payable.
     The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 with respect to the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants other than the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine), the Committee may in its discretion (i) establish performance measures and criteria not listed in this Section 4 without obtaining stockholder approval; and (ii) during a Plan Year revise the performance targets and measurement criteria to the extent the Committee believes necessary to achieve the purposes of the Plan in light of any unexpected or unusual circumstances.
5.	PARTICIPATION
     Eligibility for participation in the Plan is limited to executive officers of the Company and certain other executives and employees of the Company and its Operating Units or affiliates who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6.	INCENTIVE AWARDS
6.1 Determination of the Amount of Incentive Awards
     At the end of each Plan Year, the Committee or its designee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial information provided by the Company. A Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, qualitative measurement criteria and the requirements of the Plan. In addition to any adjustments provided by the Incentive Award, the Committee, in determining whether performance targets and qualitative measures have been met, may adjust the Corporation’s financial results to exclude the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations, restructurings, reductions in force, changes in accounting rules, which are distortive of results for the year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards of the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine), that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee shall (in addition to such specific adjustments as may be provided in the award) exclude unusual items whose exclusion has the effect of increasing Relative Performance only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual or non-recurring events or items. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.
     The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for any reason, including the Committee’s judgment that the performance targets and qualitative measures have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or for such other reasons as the Committee deems appropriate.
     In the event that the Company’s or an Operating Unit’s performance is below the anticipated performance thresholds for the Plan Year and the Incentive Awards are below expectations or not earned at all, the Committee may in its discretion grant Incentive Awards (or increase the otherwise earned Incentive Awards) to deserving Participants, except for Incentive Awards to the Chief Executive Officer and other Named Executive Officers that are intended to qualify as performance-based compensation under Code Section 162(m).
     The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Chief Executive Officer (and such other Named Executive Officers as the Committee may determine) for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Compensation Committee or the Board of Directors determines such compliance is not necessary. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be $2 million.
6.2 Eligibility for Payment of Incentive Award
     No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Company, an Operating Unit or an affiliate at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required, and the limitations of Code Section 162(m)), partial Incentive Awards may be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Company, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Company.
6.3 Payment of Awards
     Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6.1 and 6.2, subject to the Committee’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Company, if applicable. Payment under the Plan will generally be made in a lump sum in cash, in restricted stock units, in options to purchase Common Stock of the Company (which would be in addition to any options separately granted to the Participant under the Company’s 2000 Key Employee Stock Option Plan), or in a combination of cash, restricted stock units and stock options, as determined by the Committee, either at the time Awards are established or when they are paid (which may be different for different groups of Participants). In addition, the Committee may provide some or all of the Participants the right to elect, within the time frames provided by the Committee, to receive a portion or all of an Incentive Award in restricted stock units or in options to purchase Common Stock of the Company, rather than cash
7.	DELEGATION OF AUTHORITY BY THE COMMITTEE
     Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than the Chief Executive Officer. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Incentive Awards that are payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).
8.	CHANGE IN CONTROL
     Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing in accordance with such rules as the Committee may establish, the Participant’s Incentive Award for the Plan Year during which the Change in Control occurs shall be determined as if the Target Award level of performance has been achieved (without any reductions under Section 6.1) and shall be deemed to have been fully earned for the Plan Year, provided that` the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable for such Plan Year to the Participant under the terms of any employment agreement or severance agreement with the Corporation, its Operating Units or affiliates, provided that the Participant shall not receive a duplicate Incentive Award for the same

Plan Year (or portion of a Plan Year). Notwithstanding the above, the Committee may provide in the Plan Rules for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.
9.	BENEFICIARY
     To the extent provided by the Committee or its designee, each Participant will designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6.2. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for a designation of a beneficiary or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.
10.	WITHHOLDING OF TAXES
     The Company shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.
11.	EMPLOYMENT
     Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Company, an Operating Unit or an affiliate, or interfere with or restrict in any way the rights of the Company, an Operating Unit or an affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause.
12.	SUCCESSORS
     All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.
13.	TERMINATION AND AMENDMENT OF THE PLAN; GOVERNING LAW
     The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect, provided that no such action will, without the consent of a Participant, adversely affect the Participant’s rights under an Incentive Award that has been approved under Section 6.2. The Plan shall be interpreted and construed under the laws of the State of Georgia.
AS APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY ON THE 14th DAY OF DECEMBER, 2006.